Exhibit 99.1

Contact:	Joe Schierhorn, President, CEO, and COO
(907) 261-3308
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Earns $4.3 Million, or $0.62 per Diluted Share, in 1Q19
Reflects Solid Contribution from Its Core Community Banking Franchise

ANCHORAGE, Alaska - April 29, 2019 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the "Company") today reported profits grew 6% to $4.3 million, or $0.62 per diluted share, in the first quarter of 2019 compared to $4.1 million, or $0.58 per diluted share, in the first quarter of 2018. The increase in profits was supported by an increase in the net interest margin ("NIM"), which was boosted by the repricing of short-term investments at higher interest rates and the increase in the yield and average balances of portfolio loans.

“Profitability in the first quarter of 2019 as compared to the first quarter of 2018 reflects an expanding net interest margin and moderate growth in loans and operating expenses,” said Joe Schierhorn, President and CEO. “While new loan originations were offset by payoffs and maturities in the first quarter, our pipeline of loans remains healthy.”

First Quarter 2019 Highlights:

•
Total revenue, which includes net interest income plus other operating income, decreased 2% to $23.3 million in the first quarter of 2019, compared to $23.9 million in the fourth quarter of 2018, and grew 7% from $21.7 million in the first quarter a year ago.

◦	Community Banking provided 80% of total revenues and 100% of earnings in the first quarter of 2019.

•
Net interest income in the first quarter of 2019 increased 11% to $15.8 million from $14.3 million in the first quarter a year ago, mainly due to the higher yields on the loan and investment portfolios.

•
Net interest margin on a tax equivalent basis ("NIMTE”)* expanded to 4.89% in the first quarter of 2019, a 13-basis-point improvement, compared to the preceding quarter and a 56-basis-point improvement compared to the first quarter a year ago.

•	Return on average assets was 1.18% and return on average equity was 8.36% for the first quarter of 2019.

•
The Company repurchased 6,110 shares of its common stock in the first quarter of 2019 at an average price of $33.58, leaving 147,323 shares available under the previously announced repurchase authorization.

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Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Total assets	$1,520,051	$1,502,988	$1,502,673	$1,470,440	$1,524,741
Total portfolio loans	$982,341	$984,346	$982,007	$967,702	$967,575
Average portfolio loans	$988,920	$981,407	$984,914	$963,724	$955,718
Total deposits	$1,228,018	$1,228,088	$1,233,268	$1,205,521	$1,260,790
Average deposits	$1,194,512	$1,233,479	$1,223,997	$1,217,903	$1,233,745
Total shareholders' equity	$208,838	$205,947	$203,242	$199,456	$194,973
Net income	$4,312	$4,848	$5,264	$5,830	$4,062
Diluted earnings per share	$0.62	$0.69	$0.75	$0.84	$0.58
Return on average assets	1.18%	1.27%	1.40%	1.58%	1.10%
Return on average shareholders' equity	8.36%	9.30%	10.27%	11.79%	8.43%
NIM	4.83%	4.71%	4.69%	4.50%	4.28%
NIMTE*	4.89%	4.76%	4.74%	4.56%	4.33%
Efficiency ratio	73.23%	76.64%	73.82%	71.19%	77.22%
Total shareholders' equity/total assets	13.74%	13.70%	13.53%	13.56%	12.79%
Tangible common equity/tangible assets*	12.81%	12.76%	12.58%	12.60%	11.85%
Book value per share	$30.36	$29.92	$29.52	$29.02	$28.37
Tangible book value per share*	$28.01	$27.57	$27.17	$26.66	$26.01
Dividends per share	$0.30	$0.27	$0.27	$0.24	$0.24

* References to NIMTE, tangible book value per share, tangible common equity and tangible assets (all of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

Alaska Economic Update
(Note: sources for information included in this section are included on page 8.)

Alaska’s economy continues to show gradual signs of improvement with modest job gains, improving income growth and rising gross state product ("GSP"). According to the State Department of Labor, Alaska has registered year-over-year job gains for the first two months of 2019 after losing jobs for the prior 39 months. Average seasonally adjusted unemployment rates in Alaska through February of 2019 have been stable at 6.5%. “While job growth is modest, improving employment may signal the end of a three year recession in Alaska. In addition, per capita income and GSP figures began to rise in the second quarter of 2018,” stated Mark Edwards, Chief Credit Officer and Bank Economist.

“Alaska’s leading economic drivers in 2019 are expected to be tourism, military, and oil & gas activity,” Edwards continued. According to a State Department of Commerce report released in November of 2018, the Alaska tourism industry generated $4.5 billion in economic output in 2017. The number of visitors has grown for five consecutive years. The cruise industry is predicting 175,000 more passengers in 2019, for a growth rate of 16% from larger ships and more ports of call.

“Alaska is also expected to benefit from increased levels of federal military and infrastructure spending,” Edwards noted.  Fairbanks has been positively impacted by the announced transfer of two F-35 squadrons to the local Eielson base between 2020 and 2022.  They expect an increase of approximately 50% in base population, adding 3,300 people to the current 6,800 (including families).  This is projected to require over $550 million in base construction and significant residential construction, both on and off base, according to presentations by officials at Eielson Air Force Base.

Oil production generated $1.9 billion in unrestricted revenue for the State of Alaska in fiscal year ("FY") 2018. According to the State Department of Revenue, in FY 2019 the oil industry is expected to generate over $2.1 billion in unrestricted state revenue. North Slope production averaged 518,400 barrels per day in 2018, up from 508,446 barrels per day in 2015, but a decline of 1.5% from 2017. North Slope production is projected to average 511,500 barrels per day in FY 2019 and 529,500 barrels per day in FY 2020. Exploration and development activity in new fields

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in the National Petroleum Reserve - Alaska is creating construction jobs and permanent positions as a result of the increase in direct investment.

“We are encouraged by the improvements in several sectors of our economy. However, we are concerned about the potential impacts on the economy from the current state budget proposals,” said Schierhorn.

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn.” Information from our website is not incorporated into, and does not form, a part of this earnings release.

Review of Income Statement

Consolidated Income Statement

In the first quarter of 2019, Northrim generated a return on average assets ("ROAA") of 1.18% and a return on average equity ("ROAE") of 8.36%, compared to 1.27% and 9.30%, respectively in the fourth quarter of 2018 and 1.10% and 8.43%, respectively, in the first quarter a year ago.

Net Interest Income/Net Interest Margin

Net interest income, before the provision for loan losses, increased 11% to $15.8 million in the first quarter of 2019 compared to $14.3 million in the first quarter of 2018 and decreased slightly compared to $16.1 million in the fourth quarter of 2018.

NIMTE* was 4.89% in the first quarter of 2019 compared to 4.76% in the preceding quarter and 4.33% in the first quarter a year ago. The deployment of lower-yielding investments into more productive loans and higher-yielding securities and the repricing of variable rate loans and investments contributed to the increases in net interest income and NIMTE* in the first quarter of 2019 compared to prior quarters. The yield on interest earning assets in the first quarter improved to 5.23%, up 15 basis points from the fourth quarter of 2018 and 74 basis points year-over-year. The cost of funds increased in the first quarter of 2019 to 53 basis points, up three basis points from the preceding quarter and 28 basis points compared to the same quarter last year.

“We are continuing to see some benefits of our relatively short duration loan and investment portfolios from the rising interest rates over the past two years,” said Jed Ballard, Chief Financial Officer. “We also continue to closely monitor our cost of funds in our current interest rate environment.”

Provision for Loan Losses

Northrim recorded a $750,000 provision for loan losses in the first quarter of 2019, largely due to an increase in nonperforming loans and large borrower concentration. In the fourth quarter of 2018, Northrim recorded a benefit for loan losses of $200,000, and in the first quarter a year ago Northrim recorded no provision for loan losses. Nonperforming loans, net of government guarantees, increased during the quarter to $18.5 million at March 31, 2019, compared to $14.7 million at December 31, 2018, and decreased slightly from $18.6 million at March 31, 2018. The allowance for loan losses was 109% of nonperforming loans, net of government guarantees at March 31, 2019.

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Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities, including purchased receivables financing and wealth management. Other operating income contributed $7.5 million, or 32% of total first quarter 2019 revenues, as compared to $7.7 million, or 32% of revenues in the fourth quarter of 2018, and $7.5 million, or 34% of revenues in the first quarter of 2018. The primary drivers of changes in other operating income are variability in the mortgage market, which is seasonal and cyclical, and gains from the fair value changes of marketable equity securities. The fair value mark-to-market of the marketable equity securities portfolio increased other income by $534,000 in the first quarter of 2019, compared to a $490,000 reduction to other income in the fourth quarter of 2018. In the fourth quarter of 2018, the Company recorded for the first time in other operating income the fair value of its commercial loan servicing portfolio of $1.0 million. Going forward only the changes in the fair value of the Company's commercial loan servicing portfolio will be reflected in other operating income and are not expected to be significant.

Other Operating Expenses

Other operating expenses decreased 7% to $17.1 million in the first quarter of 2019, compared to $18.3 million in the fourth quarter of 2018 and increased modestly compared to $16.8 million in the first quarter of 2018. Reducing other operating expense during the first quarter of 2019 was a $316,000 net gain on the sale of an OREO property.

Income Tax Provision

For the first quarter of 2019, Northrim recorded $1.2 million in state and federal income tax expense for an effective tax rate of 21.2% compared to $868,000, or 17.6% in the year-ago quarter.

Community Banking

Net interest income in the Community Banking segment increased 10% to $15.5 million in the first quarter of 2019 from $14.0 million in the first quarter of 2018.

The following table provides highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Net interest income	$15,488	$15,719	$15,358	$14,614	$14,036
Provision (benefit) for loan losses	750	(200)	—	(300)	—
Other operating income	3,235	3,199	2,770	2,836	2,518
Other operating expense	12,518	13,637	12,204	11,748	12,367
Income before provision for income taxes	5,455	5,481	5,924	6,002	4,187
Provision for income taxes	1,155	824	996	882	659
Net income	$4,300	$4,657	$4,928	$5,120	$3,528
Average diluted shares	6,981,951	6,990,319	6,990,633	6,976,985	6,968,082
Diluted earnings per share	$0.62	$0.66	$0.70	$0.74	$0.50

Home Mortgage Lending

“The Alaska housing market continues to show price stability throughout the state, and we experienced normal seasonality in the mortgage market with higher demand in the spring and summer and lower demand in autumn and winter,” said Jed Ballard, Chief Financial Officer. “Loan fundings have been trending down due to a variety of factors

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including rising interest rates and low housing inventory levels. Loans funded in the first quarter of 2019 were $92.4 million, of which 84% were for new home purchases, compared to $109.1 million of which 82% were for new home purchases in the first quarter of 2018.

“Our mortgage servicing business, which was initiated in the fourth quarter of 2015 to service loans for the Alaska Housing Finance Corporation, continues to grow,” Ballard noted. As of March 31, 2019, Northrim serviced 2,339 loans in its $586.6 million home-mortgage-servicing portfolio, which is a 33% increase from the $439.6 million serviced a year ago. Mortgage servicing revenue increased to $1.7 million in the first quarter of 2019 compared to $1.2 million in the first quarter of 2018. Total mortgage servicing income fluctuates based on the amount of mortgage servicing rights originated during the period and changes in the fair value of mortgage servicing rights, which are driven by interest rate volatility and fluctuations in estimated prepayment speeds based on published industry metrics.

The following table provides highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Mortgage commitments	$66,319	$44,999	$69,026	$84,092	$64,819
Mortgage loans funded for sale	$92,447	$113,963	$156,301	$148,183	$109,069
Mortgage loan refinances to total fundings	16%	10%	9%	8%	18%
Mortgage loans serviced for others	$586,595	$557,583	$516,008	$472,190	$439,561

Net realized gains on mortgage loans sold	$2,927	$3,156	$4,268	$4,052	$3,346
Change in fair value of mortgage loan commitments, net	356	(442)	(66)	32	316
Total production revenue	3,283	2,714	4,202	4,084	3,662
Mortgage servicing revenue	1,668	1,526	1,578	1,254	1,183
Change in fair value of mortgage servicing rights, net[1]	(674)	145	(128)	(118)	(26)
Total mortgage servicing revenue, net	994	1,671	1,450	1,136	1,157
Other mortgage banking revenue	21	134	251	258	125
Total mortgage banking income	$4,298	$4,519	$5,903	$5,478	$4,944

Net interest income	$281	$418	$461	$375	$227
Mortgage banking income	4,298	4,519	5,903	5,478	4,944
Other operating expense	4,562	4,663	5,895	4,858	4,428
Income before provision for income taxes	17	274	469	995	743
Provision for income taxes	5	83	133	285	209
Net income	$12	$191	$336	$710	$534

Average diluted shares	6,981,951	6,990,319	6,990,633	6,976,985	6,968,082
Diluted earnings per share	$—	$0.03	$0.05	$0.10	$0.08
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates, net of collection/realization of expected cash flows over time.

Balance Sheet Review

Northrim’s total assets were $1.52 billion at March 31, 2019, up marginally from the preceding quarter and nearly unchanged from a year ago. Northrim’s loan-to-deposit ratio remains at 80% at March 31, 2019, unchanged from December 31, 2018, and up from 77% at March 31, 2018.

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Average interest-earning assets were $1.32 billion in the first quarter of 2019, down 3% from $1.36 billion at the end of the fourth quarter of 2018 and down 2% from the first quarter a year ago. The average yield on interest-earning assets was 5.23% in the first quarter of 2019, up from 5.08% in the preceding quarter and 4.49% in the like quarter a year ago.

Average investment securities totaled $280.4 million at March 31, 2019, unchanged from the fourth quarter of 2018 and a decrease of 11% from the first quarter a year ago. The average net tax equivalent yield on the securities portfolio improved to 2.65% for the first quarter of 2019, from 2.51% in the preceding quarter and 1.85% a year ago. The average estimated duration of the investment portfolio was 22 months, at March 31, 2019. “The benefits of higher yields from the rising interest rate environment the past few years is likely to moderate in the near term, although strong demand for short-to moderate term interest bearing instruments is providing some support for yields,” noted Ballard.

“During the first quarter of 2019, loan originations were more than offset by the rate of repayments that results from the short duration of the loan portfolio. In addition, a majority of the loan portfolio is adjustable rate, which has benefited yields as interest rates rise,” said Schierhorn. Portfolio loans were $982.3 million at March 31, 2019, down slightly from the preceding quarter and up 2% from a year ago. Average portfolio loans in the first quarter of 2019 were $988.9 million, up slightly from the preceding quarter and up 3% from a year ago. Yields on average portfolio loans in the first quarter of 2019 improved to 6.04% from 5.98% in the fourth quarter of 2018 and 5.52% in the first quarter of 2018.

Alaskans account for substantially all of Northrim’s deposit base, which is primarily made up of low-cost transaction accounts. Balances in transaction accounts at March 31, 2019, represented 90% of total deposits. At March 31, 2019, total deposits were $1.23 billion, level with balances at December 31, 2018, and down from $1.26 billion a year ago. Average interest-bearing deposits were up slightly to $800.5 million with an average cost of 0.48% in the first quarter of 2019, compared to $796.4 million and an average cost of 0.45% in the fourth quarter of 2018, and down 4% from $829.6 million and an average cost of 0.18% in the first quarter of 2018.

Shareholders’ equity increased 7% to $208.8 million, or $30.36 per share, at March 31, 2019, compared to $195.0 million, or $28.37 per share, a year ago. Tangible book value per share* was $28.01 at March 31, 2019, up from $26.01 per share a year ago. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” under the Basel III and Dodd Frank regulatory standards with Tier 1 Capital to Risk Adjusted Assets of 15.60% at March 31, 2019.

Asset Quality

Nonperforming assets ("NPAs") net of government guarantees increased to $25.5 million at March 31, 2019, compared to $22.6 million at the end of the preceding quarter, and improved slightly when compared to $26.1 million at March 31, 2018. Of the NPAs, $15.4 million or 61% are nonaccrual loans related to six commercial relationships. Two of these relationships, which totaled $6.6 million at the end of the first quarter of 2019, are businesses in the medical industry.

Net adversely classified loans improved to $27.1 million at the end of the first quarter of 2019 as compared to $27.2 million at the end of the fourth quarter of 2018 and $34.9 million one year ago. Net loan charge-offs in the first quarter of 2019 were $60,000 compared to $441,000 in the preceding quarter and $1.0 million in charge-offs in the year ago quarter. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. As of March 31, 2019, $19.9 million, or 74% of net adversely classified loans are attributable to seven relationships with four loans to commercial businesses, two loans to medical businesses, and one loan to an oilfield services commercial business.

Performing restructured loans that were not included in nonaccrual loans at the end of the first quarter of 2019 were $3.4 million, unchanged from the preceding quarter and down from $9.2 million a year ago. The decrease in the first quarter of 2019 compared to the year ago quarter is primarily due to the repayment of two commercial relationships.

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Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans. The Company presents restructured loans that are performing separately from those that are classified as nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.

Northrim estimates that $67.6 million, or approximately 7% of portfolio loans as of March 31, 2019, had direct exposure to the oil and gas industry in Alaska, and $1.7 million of these loans are adversely classified. As of March 31, 2019, Northrim has an additional $29.1 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and none of these unfunded commitments are considered to be adversely classified loans. “We are encouraged by recent oil and gas activity in Alaska. We continue to define direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that we have identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry,” added Ballard.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 15 branches in Anchorage, the Matanuska Valley, Juneau, Fairbanks, Ketchikan, and Sitka serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include: our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins; and our ability to execute our business plan.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and from time to time are disclosed in our other filings with the Securities and Exchange Commission.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:

https://www.alaskanomics.com/alaskas-economy/

http://labor.alaska.gov/trends/apr19.pdf

http://www.tax.alaska.gov/programs/oil/dailyoil/dailyoil.aspx

https://www.akrdc.org/oil-and-gas

http://live.laborstats.alaska.gov/qcew/

https://www.adn.com/politics/2019/02/13/gov-dunleavy-launches-massive-budget-cut-plan/

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Income Statement
(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	March 31,	December 31,	March 31,
	2019	2018	2018
Interest Income:
Interest and fees on loans	$14,977	$15,251	$13,263
Interest on portfolio investments	1,758	1,662	1,348
Interest on deposits in banks	143	294	184
Total interest income	16,878	17,207	14,795
Interest Expense:
Interest expense on deposits	938	894	372
Interest expense on borrowings	171	176	160
Total interest expense	1,109	1,070	532
Net interest income	15,769	16,137	14,263

Provision (benefit) for loan losses	750	(200)	—
Net interest income after provision for loan losses	15,019	16,337	14,263

Other Operating Income:
Mortgage banking income	4,298	4,519	4,944
Purchased receivable income	809	781	840
Bankcard fees	650	755	625
Service charges on deposit accounts	413	371	354
Gain (loss) on marketable equity securities	534	(490)	—
Commercial servicing revenue	122	1,135	87
Gain on sale of securities	23	—	—
Other income	684	647	612
Total other operating income	7,533	7,718	7,462

Other Operating Expense:
Salaries and other personnel expense	11,302	11,442	10,585
Occupancy expense	1,771	1,729	1,700
Data processing expense	1,679	1,661	1,548
Professional and outside services	556	673	499
Marketing expense	419	857	632
Insurance expense	258	217	296
Intangible asset amortization expense	15	17	18
OREO expense, net rental income and gains on sale	(320)	101	103
Other operating expense	1,400	1,603	1,414
Total other operating expense	17,080	18,300	16,795

Income before provision for income taxes	5,472	5,755	4,930
Provision for income taxes	1,160	907	868
Net income	$4,312	$4,848	$4,062

Basic EPS	$0.63	$0.70	$0.59
Diluted EPS	$0.62	$0.69	$0.58
Average basic shares	6,879,619	6,888,762	6,871,963
Average diluted shares	6,981,951	6,990,319	6,968,082

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Balance Sheet
(Dollars in thousands)
(Unaudited)	March 31,	December 31,	March 31,
	2019	2018	2018

Assets:
Cash and due from banks	$30,266	$26,771	$15,170
Interest bearing deposits in other banks	48,667	50,767	68,792
Investment securities available for sale	274,441	271,610	297,573
Marketable equity securities	7,798	7,265	5,527
Investment in Federal Home Loan Bank stock	2,071	2,101	2,105
Loans held for sale	30,211	34,710	41,216
Portfolio loans	982,341	984,346	967,575
Allowance for loan losses	(20,209)	(19,519)	(20,449)
Net portfolio loans	962,132	964,827	947,126
Purchased receivables, net	21,286	14,406	19,412
Mortgage servicing rights	11,254	10,821	8,039
Other real estate owned, net	7,043	7,962	8,815
Premises and equipment, net	38,978	39,090	37,331
Lease right of use asset	15,485	—	—
Goodwill and intangible assets	16,139	16,154	16,207
Other assets	54,280	56,504	57,428
Total assets	$1,520,051	$1,502,988	$1,524,741

Liabilities:
Demand deposits	$417,068	$420,988	$433,046
Interest-bearing demand	247,630	248,056	244,601
Savings deposits	237,510	239,054	246,981
Money market deposits	204,567	206,717	239,242
Time deposits	121,243	113,273	96,920
Total deposits	1,228,018	1,228,088	1,260,790
Securities sold under repurchase agreements	34,621	34,278	31,018
Other borrowings	7,200	7,241	7,338
Junior subordinated debentures	10,310	10,310	10,310
Lease liability	15,358	—	—
Other liabilities	15,706	17,124	20,312
Total liabilities	1,311,213	1,297,041	1,329,768

Shareholders' Equity:
Total shareholders' equity	208,838	205,947	194,973
Total liabilities and shareholders' equity	$1,520,051	$1,502,988	$1,524,741

Northrim BanCorp Earns $4.3 Million, or $0.62 per Diluted Share in 1Q19
April 29, 2019
11 of 16

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Investments
	March 31, 2019		December 31, 2018		March 31, 2018
	Balance	% of total	Balance	% of total	Balance	% of total
U.S. Treasury securities	$55,037	19.5%	$54,863	19.7%	$49,603	16.4%
U.S. Agency securities	157,260	55.7%	153,997	55.1%	193,715	63.9%
Corporate securities	40,337	14.3%	39,780	14.3%	34,469	11.4%
Marketable equity securities	7,798	2.8%	7,265	2.6%	5,527	1.8%
Collateralized loan obligations	17,909	6.3%	13,886	5.0%	6,010	2.0%
Alaska municipality, utility, or state bonds	3,748	1.3%	4,710	1.7%	9,160	3.0%
Other municipality, utility, or state bonds	150	0.1%	4,374	1.6%	4,616	1.5%
Total portfolio investments	$282,239		$278,875		$303,100

Composition of Portfolio Loans
	March 31, 2019		December 31, 2018		September 30, 2018		June 30, 2018		March 31, 2018
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$344,164	35%	$342,420	35%	$333,132	34%	$327,733	34%	$316,081	33%
CRE owner occupied loans	130,141	13%	126,414	13%	130,166	13%	127,384	13%	132,589	14%
CRE nonowner occupied loans	360,071	37%	367,759	37%	382,313	39%	385,648	40%	395,915	40%
Construction loans	109,404	11%	109,367	11%	97,976	10%	89,433	9%	85,257	9%
Consumer loans	42,861	4%	42,873	4%	42,775	4%	41,711	4%	41,841	4%
Subtotal	986,641		988,833		986,362		971,909		971,683
Unearned loan fees, net	(4,300)		(4,487)		(4,355)		(4,207)		(4,108)
Total portfolio loans	$982,341		$984,346		$982,007		$967,702		$967,575

Composition of Deposits
	March 31, 2019		December 31, 2018		September 30, 2018		June 30, 2018		March 31, 2018
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$417,068	34%	$420,988	35%	$450,409	36%	$401,925	33%	$433,046	34%
Interest-bearing demand	247,630	20%	248,056	20%	240,974	20%	246,628	20%	244,601	19%
Savings deposits	237,510	19%	239,054	19%	233,611	19%	237,978	20%	246,981	20%
Money market deposits	204,567	17%	206,717	17%	208,614	17%	223,189	19%	239,242	19%
Time deposits	121,243	10%	113,273	9%	99,660	8%	95,801	8%	96,920	8%
Total deposits	$1,228,018		$1,228,088		$1,233,268		$1,205,521		$1,260,790

Northrim BanCorp Earns $4.3 Million, or $0.62 per Diluted Share in 1Q19
April 29, 2019
12 of 16

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality
	March 31,	December 31,	March 31,
	2019	2018	2018
Nonaccrual loans	$19,516	$15,210	$18,895
Loans 90 days past due and accruing	—	—	84
Total nonperforming loans	19,516	15,210	18,979
Nonperforming loans guaranteed by government	(1,038)	(516)	(412)
Net nonperforming loans	18,478	14,694	18,567
Other real estate owned	7,043	7,962	8,815
Repossessed assets	1,242	1,242	—
Other real estate owned guaranteed by government	(1,279)	(1,279)	(1,280)
Net nonperforming assets	$25,484	$22,619	$26,102
Nonperforming loans / portfolio loans, net of government guarantees	1.88%	1.49%	1.92%
Nonperforming assets / total assets, net of government guarantees	1.68%	1.50%	1.71%

Performing restructured loans	$3,368	$3,413	$9,162
Nonperforming loans plus performing restructured loans, net of government
guarantees	$21,846	$18,107	$27,729
Nonperforming loans plus performing restructured loans / portfolio loans, net of
government guarantees	2.22%	1.84%	2.87%
Nonperforming assets plus performing restructured loans / total assets, net of
government guarantees	1.90%	1.73%	2.31%

Adversely classified loans, net of government guarantees	$27,080	$27,217	$34,934
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans	0.36%	0.36%	0.92%

Allowance for loan losses / portfolio loans	2.06%	1.98%	2.11%
Allowance for loan losses / nonperforming loans, net of government guarantees	109%	133%	110%

Gross loan charge-offs for the quarter	$109	$713	$1,104
Gross loan recoveries for the quarter	($49)	($272)	($92)
Net loan (recoveries) charge-offs for the quarter	$60	$441	$1,012
Net loan (recoveries) charge-offs for the quarter / average loans, for the quarter	0.01%	0.04%	0.11%

Northrim BanCorp Earns $4.3 Million, or $0.62 per Diluted Share in 1Q19
April 29, 2019
13 of 16

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Nonperforming Assets Rollforward
				Writedowns	Transfers to	Transfers to
	Balance at December 31, 2018	Additions this quarter	Payments this quarter	/Charge-offs this quarter	OREO/ REPO	Performing Status this quarter	Sales this quarter	Balance at March 31, 2019
Commercial loans	$12,671	$2,029	($1,765)	($109)	$—	$—	($1,400)	$11,426
Commercial real estate	2,273	2,990	—	—	—	—	—	5,263
Construction loans	—	2,423	—	—	—	—	—	2,423
Consumer loans	266	152	(14)	—	—	—	—	404
Non-performing loans guaranteed by government	(516)	(694)	172	—	—	—	—	(1,038)
Total non-performing loans	14,694	6,900	(1,607)	(109)	—	—	(1,400)	18,478
Other real estate owned	7,962	—	—	—	—	—	(919)	7,043
Repossessed assets	1,242	—	—	—	—	—	—	1,242
Other real estate owned guaranteed
by government	(1,279)	—	—	—	—	—	—	(1,279)
Total non-performing assets,
net of government guarantees	$22,619	$6,900	($1,607)	($109)	$—	$—	($2,319)	$25,484

The following table details loan charge-offs, by industry:

Loan Charge-offs by Industry
	Three Months Ended
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Charge-offs:
Remediation services	$89	$—	$—	$—	$—
Transportation and warehousing	—	362	—	—	—
Other services	—	—	—	78	—
Excavation and construction	20	320	—	—	—
Health care and social assistance	—	—	—	—	965
Consumer	—	31	9	22	139
Total charge-offs	$109	$713	$9	$100	$1,104

Northrim BanCorp Earns $4.3 Million, or $0.62 per Diluted Share in 1Q19
April 29, 2019
14 of 16

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	March 31, 2019		December 31, 2018		March 31, 2018
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$24,199	2.36%	$51,441	2.23%	$48,177	1.53%
Portfolio investments	280,419	2.65%	280,831	2.51%	314,099	1.85%
Loans held for sale	31,203	4.52%	46,230	4.59%	34,503	3.73%
Portfolio loans	988,920	6.04%	981,407	5.98%	955,718	5.52%
Total interest-earning assets	1,324,741	5.23%	1,359,909	5.08%	1,352,497	4.49%
Nonearning assets	162,241		149,695		141,588
Total assets	$1,486,982		$1,509,604		$1,494,085

Liabilities and Shareholders' Equity
Interest-bearing deposits	$800,488	0.48%	$796,362	0.45%	$829,545	0.18%
Borrowings	51,515	1.32%	52,400	1.32%	46,263	1.38%
Total interest-bearing liabilities	852,003	0.53%	848,762	0.50%	875,808	0.25%

Noninterest-bearing demand deposits	394,024		437,116		404,200
Other liabilities	31,710		16,886		18,581
Shareholders' equity	209,245		206,840		195,496
Total liabilities and shareholders' equity	$1,486,982		$1,509,604		$1,494,085
Net spread		4.70%		4.58%		4.24%
NIM		4.83%		4.71%		4.28%
NIMTE*		4.89%		4.76%		4.33%
Average portfolio loans to average
interest-earning assets	74.65%		72.17%		70.66%
Average portfolio loans to average total deposits	82.79%		79.56%		77.46%
Average non-interest deposits to average
total deposits	32.99%		35.44%		32.76%
Average interest-earning assets to average
interest-bearing liabilities	155.49%		160.22%		154.43%

The components of the change in NIMTE* are detailed in the table below:

	1Q19 vs. 4Q18	1Q19 vs. 1Q18
Nonaccrual interest adjustments	(0.03)%	(0.01)%
Interest rates and loan fees	0.09%	0.45%
Volume and mix of interest-earning assets	0.07%	0.12%
Change in NIMTE*	0.13%	0.56%

Northrim BanCorp Earns $4.3 Million, or $0.62 per Diluted Share in 1Q19
April 29, 2019
15 of 16

Additional Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

Capital Data (At quarter end)
	March 31, 2019	December 31, 2018	March 31, 2018
Book value per share	$30.36	$29.92	$28.37
Tangible book value per share*	$28.01	$27.57	$26.01
Total shareholders' equity/total assets	13.74%	13.70%	12.79%
Tangible Common Equity/Tangible Assets*	12.81%	12.76%	11.85%
Tier 1 Capital / Risk Adjusted Assets	15.60%	15.47%	14.88%
Total Capital / Risk Adjusted Assets	16.86%	16.73%	16.14%
Tier 1 Capital / Average Assets	13.86%	13.40%	12.82%
Shares outstanding	6,878,829	6,883,216	6,871,963
Unrealized loss on AFS debt securities, net of income taxes	($59)	($1,127)	($1,530)
Unrealized gain on derivatives and hedging activities	$214	$607	$651

Profitability Ratios
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
For the quarter:
NIM	4.83%	4.71%	4.69%	4.50%	4.28%
NIMTE*	4.89%	4.76%	4.74%	4.56%	4.33%
Efficiency ratio	73.23%	76.64%	73.82%	71.19%	77.22%
Return on average assets	1.18%	1.27%	1.40%	1.58%	1.10%
Return on average equity	8.36%	9.30%	10.27%	11.79%	8.43%

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Net interest margin on a tax equivalent basis

Net interest margin on a tax equivalent basis ("NIMTE") is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 28.43% in 2019 and 2018, respectively. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of NIMTE to net interest margin.

	Three Months Ended
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Net interest income	$15,769	$16,137	$15,819	$14,989	$14,263
Divided by average interest-bearing assets	1,324,741	1,359,909	1,338,219	1,335,181	1,352,497
Net interest margin ("NIM")[2]	4.83%	4.71%	4.69%	4.50%	4.28%

Net interest income	$15,769	$16,137	$15,819	$14,989	$14,263
Plus: reduction in tax expense related to
tax-exempt interest income	188	196	182	175	173
	$15,957	$16,333	$16,001	$15,164	$14,436
Divided by average interest-bearing assets	1,324,741	1,359,909	1,338,219	1,335,181	1,352,497
NIMTE[2]	4.89%	4.76%	4.74%	4.56%	4.33%

2Calculated using actual days in the quarter divided by 365 for quarters ended in 2019 and 2018.

Northrim BanCorp Earns $4.3 Million, or $0.62 per Diluted Share in 1Q19
April 29, 2019
16 of 16

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Book Value

Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by shares outstanding. The following table sets forth the reconciliation of tangible book value per share and book value per share.

	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018

Total shareholders' equity	$208,838	$205,947	$203,242	$199,456	$194,973
Divided by shares outstanding	6,879	6,883	6,884	6,873	6,872
Book value per share	$30.36	$29.92	$29.52	$29.02	$28.37

	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018

Total shareholders' equity	$208,838	$205,947	$203,242	$199,456	$194,973
Less: goodwill and intangible assets	16,139	16,154	16,171	16,189	16,207
	$192,699	$189,793	$187,071	$183,267	$178,766
Divided by shares outstanding	6,879	6,883	6,884	6,873	6,872
Tangible book value per share	$28.01	$27.57	$27.17	$26.66	$26.01

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. This ratio has received more attention over the past several years from stock analysts and regulators. The most comparable GAAP measure of shareholders' equity to total assets is calculated by dividing total shareholders' equity by total assets.

Northrim BanCorp, Inc.	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018

Total shareholders' equity	$208,838	$205,947	$203,242	$199,456	$194,973
Total assets	1,520,051	1,502,988	1,502,673	1,470,440	1,524,741
Total shareholders' equity to total assets	13.74%	13.70%	13.53%	13.56%	12.79%

Northrim BanCorp, Inc.	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Total shareholders' equity	$208,838	$205,947	$203,242	$199,456	$194,973
Less: goodwill and other intangible assets, net	16,139	16,154	16,171	16,189	16,207
Tangible common shareholders' equity	$192,699	$189,793	$187,071	$183,267	$178,766

Total assets	$1,520,051	$1,502,988	$1,502,673	$1,470,440	$1,524,741
Less: goodwill and other intangible assets, net	16,139	16,154	16,171	16,189	16,207
Tangible assets	$1,503,912	$1,486,834	$1,486,502	$1,454,251	$1,508,534
Tangible common equity ratio	12.81%	12.76%	12.58%	12.60%	11.85%

-0-
Note Transmitted on GlobeNewswire on April 29, 2019, at 12:15 pm Alaska Standard Time.